PLEDGE AGREEMENT

     Agreement dated as of September ___ 1997 between J.P. Morgan Futures Inc., ("Broker") The Prudential Series Fund, Inc., an investment company registered under the Investment Company Act of 1940, on behalf of each of the individual portfolios set forth on Schedule A annexed hereto (each individually a "Customer" or the "Fund"), and Investors Fiduciary Trust Company ("IFTC") ("Bank") (Customer, Broker and Bank are hereinafter collectively known as the "Parties").

     WHEREAS, by a Customer Agreement (the "Customer Agreement") dated September ___, 1997, Customer has opened one or more trading accounts (each a "Trading Account") with Broker, a registered Futures Commission Merchant, for the purpose of trading financial futures contracts ("Futures Contracts") and options on Futures Contracts ("Options") (Options and Futures Contracts are referred to individually as a "Contract" and collectively as "Contracts); and

     WHEREAS, the rules and regulations of the Chicago Mercantile Exchange, the Chicago Board of Trade, the Commodity Futures Trading Commission and such other exchanges or boards of trade on which Broker may effect, or cause to be effected, Contract transactions for Customer (each an "Exchange"; together the "Exchanges"), may require Customer to deposit with Broker certain collateral; and

     WHEREAS, Prudential Mutual Fund Management, LLC ("PMF"), an indirect, wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), the investment manager of the Fund pursuant to the Management Agreement between the Fund and PMF, has entered into a Sub-Advisory Agreement with The Prudential Investment Corporation ("PlC"), a wholly-owned subsidiary of Prudential, pursuant to which PlC furnishes investment advisory services to the Fund; and

     WHEREAS, Bank is a portfolio securities custodian for Customer pursuant to the Custodian Agreement between Customer and Bank ("Custodian Agreement"); and

     WHEREAS, Customer, Broker and Bank have agreed that Bank will open and maintain such third party custody accounts as Customer may direct (each a "Pledge Account"), such accounts to be subject to the terms of this Agreement and the Custody Agreement between Customer and Bank (the "Custody Agreement"); AND

     NOW, THEREFORE, it is agreed as follows:

     1. As used herein the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

          "Initial Margin" means the minimum margin required by an Exchange on which a transaction is effected in order to purchase or sell a Futures Contract or to sell an Option on such Exchange.

          "Instructions from Broker" means a request, direction or certification delivered or transmitted to Bank either orally or in writing by way of telex, telegraph or similar facsimile sending device signed in the name of Broker by a person authorized to sign for Broker as certified in writing to Bank by an officer of Broker.

          "Instructions from Customer" means a request, direction or certification in writing signed in the name of Customer by a person authorized to sign for Customer and hand-delivered to Bank or transmitted to it by a facsimile sending device except that instructions to transfer to or from each Pledge account cash or Government securities, or cash or securities denominated in a currency other than US dollars will be given by telephone and thereafter confirmed in writing.

          "Notice by Broker to Customer" or "Notice by Bank to Customer" means notice by Broker or by Bank, respectively, to any person designated by Customer in writing as eligible to receive such notice. When notice is given pursuant to paragraphs 10 (B), (C) and (D), telephone notice must be followed by a hand-delivered notice or facsimile notice.

          "Notice by Broker to Bank" means notice by Broker to any person designated by Bank in writing as eligible to receive such notice, or, in the event no such person is available, to any officer in the Custody Administration Department of Bank.

          "Business Day" means a day on which and at a time at which Customer, Bank and Broker are all open for business.

          "Variation Margin" means any additional margin required by any Exchange on which any Contract transaction is effected by Broker for Customer due to the variation in value of one or more outstanding Futures Contracts purchased or sold or Options sold for Customer.

     2. With respect to Contracts traded on any contract market designated by the CFTC pursuant to Section 5 of the Commodity Exchange Act, as amended ("CEA"), Customer hereby requests Bank to open and maintain, and Bank hereby agrees to open and maintain a Pledge Account for Broker as pledgee of Customer with respect to each Trading Account. Each such Pledge Account shall be entitled "J.P. Morgan Futures Inc., Customer Segregated 1.20 Account for the Benefit of The Prudential Series Fund, Inc., on behalf of each of the portfolios identified in the Pledge Agreement among J.P. Morgan

          Futures, Inc., IFTC, and The Prudential Series Fund, Inc., on behalf of each of the identified portfolios, dated as of September __, 1997. With respect to Contracts traded on any foreign board of trade or exchange, Customer hereby requests Bank to open and maintain, and Bank hereby agrees to open and maintain, a Pledge Account for Broker as pledgee of Customer with respect to each Trading Account. Each such Pledge Account shall be entitled "J.P. Morgan Futures Inc., Customer Secured 30.7 Account for the Benefit of The Prudential Series Fund, Inc., on behalf of each of the portfolios identified in the Pledge Agreement among J.P. Morgan Futures, Inc., IFTC, and The Prudential Series Fund, Inc., on behalf of each of the identified portfolios, dated as of September ____,1997.

          Each Pledge Account is a segregated or secured (as applicable) account within the meaning of the CEA, and regulations promulgated by the CFTC pursuant thereto and all cash, securities and other property deposited therein will be held by Bank in accordance therewith. Bank hereby acknowledges that: (1) in the case of any property deposited in the Customer Segregated Account, such property is that of a commodity or options customer of Broker and is being held in accordance with the CEA and the regulations of the CFTC thereunder-~ and (2) in the case of any property deposited in the Customer Secured Account, such property is being held for or on behalf of a foreign futures and foreign options customer of Broker and is being held in accordance with the regulations of the CFTC under the CEA.

          3. Customer shall give instructions from Customer to Bank to hold in the Pledge Account cash, U.S. Government securities, cash or securities denominated in a foreign currency or any combination thereof (collectively, "Collateral"), in the amount of Initial Margin required with respect to any Contract for the Trading Account In the case of Initial Margin in connection with Options written by Customer, such margin shall be increased or reduced daily in accordance with the requirements of the Exchange on which the Options were sold. Such Collateral shall be maintained in the Pledge Account until termination or satisfaction of the related Futures Contract or Option. Customer may give Instructions from Customer to Bank to hold Collateral in the Pledge Account in excess of such requirements ("Excess Collateral"). In determining whether Collateral is sufficient to satisfy Initial Margin requirements of any Exchange, U.S. Government securities will be valued at 90% of current market value ("Value").

          Customer may enter into a transaction in a contract that is denominated in a currency (the "Contract Currency") other than the currency of Customers jurisdiction. At Brokers discretion, Customer may deposit in a Pledge Account Collateral in the form of cash or securities denominated in a currency other than the Contract Currency (the "Base Currency"). In that event, Broker shall determine Customer's margin requirements in the Base Currency on any day in a commercially reasonable manner based on current exchange rates between the Base Currency and the Contract Currency.

          In determining whether Collateral is sufficient to satisfy Initial Margin requirements of any Exchange, the Value of securities denominated in a currency shall be determined by Broker.

     4. Bank at no time shall have any responsibility for determining eligibility, value or adequacy of Collateral held in the Pledge Account. Collateral held in any Pledge Account:

          (i) will be held by Bank as agent of Broker subject to the terms and conditions of the Custody Agreement, as modified by this Agreement. This Agreement shall be controlling with respect to each Pledge Account in the event of conflicting provisions;

          (ii) may be released, transferred or sold only in accordance with the terms of this Agreement; and

         (iii) except as provided herein, shall not be made available to Broker or to any person claiming through Broker, including creditors of Broker.

          In accordance with the Customer Agreement, Customer hereby grants to Broker a continuing security interest in the Collateral and the proceeds thereof (but not such portion of the Collateral which constitutes Excess Collateral) subject to the terms and conditions of this Agreement. Such security interest will terminate at the earlier of (1) release of such Collateral by Broker as provided herein, or (2) such time as such Collateral becomes Excess Collateral. The Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as secured party thereof as provided in this Agreement.

     5. Other than pursuant to paragraph 10, Collateral shall only be transferred or released from any Pledge Account upon Instructions from Broker. Customer and Bank represent to Broker that Bank is not an affiliate of Customer.

     6. At Brokers discretion, Customer may substitute as Collateral, cash, U.S. Government securities (or any combination thereof) of equal or greater Value, or, if applicable, cash or securities (or any combination thereof) denominated in a foreign currency (collectively "Assets") of equal or greater Value. Upon request from Customer identifying the Collateral to be substituted, Broker agrees to promptly give Instructions to Bank to release from the Pledge Account Assets of an equal Value, or such lesser amount as may be directed by Customer, upon receipt of substitute Collateral.

     7. Broker shall promptly notify Customer of the amount of any Excess Funds in a Pledge Account. Upon request of Customer, Broker shall promptly give Instructions to Bank to release Assets, the Value of which in the aggregate does not exceed the amount of such Excess Collateral.

     8. Interest on U.S. Government securities held in any Pledge Account will be automatically credited by Bank in immediately available funds to an account designated in writing by Customer the date that such funds become due and payable. Amounts received on U.S. Government securities which mature or are redeemed will be credited to the Pledge Account or an account designated by Customer in immediately available funds on the date funds are received by Bank.

     9. Bank shall promptly give Notice by Bank to Customer, and Broker of, and transmit to both, written confirmation of each transfer into or out of any Pledge Account. In addition, Bank shall provide Broker with monthly statements showing transactions and all cash, securities and other property held in the Pledge Account.

     10. Broker shall have access to the Collateral only in accordance with the following:

               (A) If Variation Margin is required, then Broker shall give Instructions from Broker to Customer and such Variation Margin shall first be satisfied by reducing the balance, if any, of the Trading Account with Broker. If the balance of such Trading Account is insufficient, then Broker shall include in such Instructions the amount of the Variation Margin.

                    Unless a shorter notice period is required by the Exchange on which the futures positions are carried, or, a longer notice period is agreed upon by Broker and Customer,

               (i) if Notice by Broker to Customer is given that additional margin is required due to variation in the value of one or more outstanding Futures Contracts purchased or sold for Customer or assigned to Customer as a result of exercise of Options written by Customer ("Variation Margin") prior to 11:30 a.m. New York time on a day on which the exchange is open for business, which Variation Margin shall first have been satisfied from any amounts currently credited to Customers Trading Account with Broker in connection with which the Variation Margin is required, Customer shall transfer to Broker such Variation Margin not later than 4:30 PM on the same day on which such notice was given. Unless a shorter period of time is required or specified as referenced above.

               (ii) if Notice by Broker to Customers is given of the need for
                    Variation Margin subsequent to 11:30 a.m. but prior to 4:30 p.m. New York time, then, Customer shall cause such Variation Margin to be transferred to Broker not later than 11:30 a.m. New York time on the next succeeding day or if not in US Dollars, then the transfer is to be completed in accordance with market standards. (Any Notice by Broker to Customer after 4:30 p.m. New York time but before the end of the business day shall be deemed to have been given prior to 11:30 a.m. New York time on the next succeeding day.)

                    In either case, Broker shall immediately notify Customer in writing of the receipt of Variation Margin.

               (B) If Broker has not received the requested Variation Margin within the applicable time period as provided in paragraph
                    (A) above, or has not timely made any other payment, deposit or delivery ("Payment") required under this Agreement, the Customer Agreement in respect of the Trading Account or the rules and regulation of the applicable Exchange or the Commodity Futures Trading Commission (other than a failure to pay brokerage commissions, then Notice by Broker to Customer of such failure shall be given immediately.

               (C) If Broker does not receive the Variation Margin within the time periods required in paragraph (A) and (B) above, then Broker may give

               (i) Notice by Broker to Bank of Customer's failure to provide Payments; Variation Margin and the amount of Variation Margin required, and

               (ii) Notice by Broker to Customer that such Notice has been given to Bank. Immediately upon receipt of Notice by Broker to Bank, Bank shall give Notice by Bank to Customer of its receipt of such Notice by Broker.

               (D) If Customer has failed to transfer the required Variation Margin and/or Payments to Broker during the period specified in paragraph (A) above or any event of default with respect to Customer under the Customer Agreement shall have occurred then

                    (i) Broker may take such action contemplated by the Customer Agreement, including the following: Broker may give Instructions from Broker to Bank to (a) transfer eligible securities from such Pledge Account to Broker, (b) to sell at the prevailing market price such of the Collateral in the Pledge Account as necessary to provide for payment to Broker of the amount of Variation Margin that Broker shall have specified in the Notice and transfer the proceeds of such sale to Broker, or

                    (ii) with respect to Collateral in the form of cash, Broker may give Instructions from Broker to Bank immediately to transfer cash in the amount of the Variation Margin that Broker shall have specified in such Notice from such Pledge Account to the account of Broker.

                    Bank shall contemporaneously therewith give Notice by Bank to Customer of its receipt of such Instructions from Broker to Bank and, upon taking any action pursuant to such Instructions, shall contemporaneously therewith give Notice by Bank to Customer of such actions.


               (E) Bank shall retain in such Pledge Account any Collateral in excess of the amount specified in Instructions by Broker to Bank, including any proceeds from the sale of securities in excess of such amount. Bank shall give consideration to any timely requests by Customer with respect to particular securities to be transferred or sold, and shall sell any securities in the principal market for such securities, or in the event such principal market is closed, to sell them in a commercially reasonable manner.

11. Neither Broker nor any person claiming through Broker shall have access to Collateral in any Pledge Account established and maintained by Customer other than the applicable Pledge Account established and maintained pursuant to this Agreement and only in accordance with the provisions of this Agreement.

12. Any and all expenses of establishing, maintaining, or terminating the Pledge Account, including without limitation any and all expenses incurred by Bank in connection with the Pledge Account, shall be borne by Customer.

13. No amendment of this Agreement shall be effective unless in writing and signed by a duly authorized officer of each of Broker, Customer and Bank.

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


14. All notices, instructions, notification and other communications hereunder (each a "Notice") shall be, unless otherwise stated herein, hand-delivered or transmitted by a facsimile sending device (except that notice of termination shall be sent by certified mail) addressed as set forth below (or as set forth in a subsequent Notice). Each of Broker, Customer and Bank may act upon any such Notice reasonably believed by such party to be authorized to be given in accordance with this Agreement and to be genuine.

      (a)      if to Bank, to:
                                 Investors Fiduciary Trust Company
                                 127 West 10th Street, 11th Floor South
                                 Kansas City, Missouri 64105-1716
                                 Attention:   Craig Both

      (b)      if to Customer, to:
                                 The Prudential Series Fund, Inc.
                                 751 Broad Street, 5th Floor
                                 Newark, New Jersey 07102
                                 Attention:   Lisa Phelan

                                 AND

                                 The Prudential Series Fund, Inc.
                                 Two Gateway Center, 7th Floor
                                 Newark, New Jersey 07102
                                 Attention:   Debra Mullin

                                 AND

                                 The Prudential Series Fund, Inc.
                                 c/o Quantitative Investment Management
                                 51 JFK Parkway, 1st Floor
                                 Short Hills, New Jersey 07078
                                 Attention:   Associate Manager - Operations

      (C)      if to Broker, to:
                                 J.P. Morgan Futures Inc.
                                 60 Wall Street
                                 New York, New York 10260
                                 Attention:   Morgan Futures' Manager-Operations

     15. Except as specifically provided herein, this Agreement does not affect any other agreement entered into among the parties hereto.

     16. Any of the parties may terminate this Agreement upon 30 days' written Notice to the other parties hereto; provided, however, that Collateral which has not been released by Broker at or prior to the time of termination shall be transferred to a substitute custodian designated by Customer and reasonably acceptable to Broker.

     17. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by the laws of the State of New York. This Agreement shall be binding on Broker, Bank and Customer and their respective successors and assigns.

     18. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to that provision or condition, to the extent permitted by applicable law.

     19. Bank's duties and responsibilities are as set forth in this Agreement and no implied duties, covenants or obligations shall be read into this Agreement against Bank. Bank shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence or willful misconduct.

          As between Customer and Bank, the terms of the Custody Agreement shall apply with respect to any Bank losses or liabilities arising out of matters covered by this Agreement.

          As between Bank and Broker, Broker agrees to reimburse and hold Bank harmless against any claims, costs, damages, taxes, actions, expenses, (including reasonable counsel fees) or other liabilities whatsoever which may be imposed upon Bank or incurred by Bank (other than as a result of Bank's or Customers negligence or willful misconduct) in connection with Brokers negligence or willful misconduct.

          Under no circumstances shall Bank be liable to Customer or Broker for consequential damages. However, while this is not a complete list of recoverable damages, Bank acknowledges liability for the following:
          (a) interest losses for the period until misdelivered securities or funds are correctly delivered (and receipt acknowledged); (b) direct expenses from any necessary alternative means of delivery of securities or funds; (C) fines;

          (d) penalties; and (e) reasonably attorney's fees are not consequential damages.

     20. Notwithstanding anything to the contrary in this or any other Agreement, it is hereby agreed that

          (a) Liabilities or other obligations relating to a particular Pledge Account shall be liabilities or obligations of that Pledge Account only and not of any other Pledge Account and shall be paid or performed only from the assets in that Pledge Account or the proceeds thereof without access to any other assets of Customer.

          (b) Property held in a particular Pledge Account shall not be commingled with the property of any other Pledge Account.

          (c) Broker shall not have access to Collateral in any Pledge Account established and maintained by Customer other than the applicable Pledge Account established and maintained pursuant to this Agreement. Such access shall be governed by, and shall only be in accordance with, this Agreement.

          (d) In the event of a conflict between the terms of the Customer Agreement and this Pledge Agreement, the Customer Agreement shall be controlling.

          20. Paragraphs 19 and 20 shall survive the termination of this Agreement.


DATE:                                        PRUDENTIAL IN VESTMENT CORPORATION,
                                             ON BEHALF OF THE PRUDENTIAL
                                             SERIES FUND, INC.

                                             By:     BARBARA L. KENWORTHY
                                                     ---------------------------
                                                     Barbara L. Kenworthy
                                             TITLE:  Vice President


DATE:                                        J.P. MORGAN FUTURES INC.

                                             By:     EMILY PORTNEY
                                                     ---------------------------
                                                     Emily Portney
                                             TITLE:  Associate


DATE:                                        INVESTORS FIDUCIARY TRUST COMPANY

                                             BY:     JEAN MEYER
                                                     ---------------------------
                                             TITLE:  Vice President


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


                                   SCHEDULE A

- Conservative Balanced Portfolio

- Diversified Bond Portfolio

- Flexible Managed Portfolio

- Government Income Portfolio


                                      -12-